EXHIBIT 99.1

FORM OF NOTE AMENDMENT

This Note Amendment (the “Amendment”) is dated as of this 2nd day of January, 2014 by and between Axion Power International, Inc., as Borrower (the “Company”) and ______, as Lender (the “Lender”).

Reference is hereby made to that certain Senior Convertible Note issued by Borrower in favor of Lender, dated May 8, 2013 (the “Note”). Except as specifically amended hereby, the Note remains in full force and effect as originally drafted. All capitalized terms used and not defined herein are used as defined in the Note.

1. Section 29(jj) shall be amended by replacing the first sentence thereof with the following:

(jj) “Price Failure” means, with respect to a particular date of determination, the VWAP of the Common Stock on any Trading Day during the fifteen (15) consecutive Trading Day period ending on the Trading Day immediately preceding such date of determination (such period, the “Price Failure Measuring Period”) fails to exceed $0.09 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions).

2. Commencing with the Pre-Installment for the Installment due on February 3, 2014, the definition of “Company Conversion Price” set forth in paragraph 29(k) of the Note shall be amended such that all references to “85%” shall be replaced with “80%”.

3. Commencing with the Pre-Installment for the Installment due on March 3, 2014, the definition of Installment Amount set forth in paragraph 29(v) of the Note shall be amended such that the term “$250,000” shall be replaced with “$125,000, except that the Company, may at its option, accelerate any such payment from $125,000 to $250,000”.

4. On December 26, 2013, the VWAP for Axion's common stock was $0.097, and on December 27, 2013, the VWAP for Axion's common stock was $.0968, both of which are below the $0.10 minimum price set forth in the original Section 29(jj) of the Note, which would have triggered an Equity Conditions Failure under Section 29(q) of the Notes. The Lender hereby waives this Equity Conditions Failure with respect to: (i) issuance of shares for the Make Whole for the Sixth Installment which are due to be issued on January 2, 2014, (ii) issuance of Pre Installment Shares for Installment Seven which are due to be issued on January 2, 2014 and (iii) the Controlled Account Release with respect to the Sixth Installment due to be released to the Company upon issuance of the Sixth Installment Make Whole Shares.  The Lender hereby consents to the issuance of shares with respect to (i) and (ii) of this Paragraph 4 and the Controlled Account Release referenced in (iii) of this Paragraph 4, notwithstanding the noted VWAPs for December 26, 2013 and December 27, 2013.

5. The Company covenants to file a Current Report on Form 8-K no later than 5:30 PM Eastern Time on January 3, 2014, disclosing the terms of this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

AXION POWER INTERNATIONAL, INC.

By:
Name
Title

[Name of Lender]

By:
Name
Title

2